Exhibit 1



                                   BRASKEM S.A
               MINUTES FROM THE 468TH BOARD OF DIRECTOR'S MEETING

                            HELD ON DECEMBER 17, 2002


On December 17, 2002 at 9:00 a.m. at the Company's headquarters located on Rua Eteno, no 1561, Polo Petroquimico do Nordeste, CEP 42810-000, Camacari/BA, BRASKEM S.A.'s Board of Directors held its 468th meeting, with the below-signed directors in attendance. Carlos Albeto de Meira Fontes was absent, and present in his place was alternate Edmundo Jose Correia Aires. Members of the Company's Management Jose Carlos Grubisich, Mauricio Roberto de Carvalho Ferro, Paul Elie Altit, Rogerio Affonso de Oliveira, Bernardo Afonso de Almeida Gradin, Roberto Prisco Paraiso Ramos e Luiz de Mendonca were present.

Pedro Augusto Ribeiro Novis chaired the meeting and Dra. Ana Patricia Soares Nogueira recorded the proceedings. ORDER OF BUSINESS: I) TOPICS OF DISCUSSION:
The meeting began with the announcement of Director Sergio Ribeiro da Costa Werlang's request to retire from the Board, and the other Directors thanked him for his dedication and service to the Board during his term. The topics of discussion were presented and the Directors made presentations regarding their respective areas of activity: II) TOPICS OF DISCUSSION: The following items were unanimously approved to be addressed: 1) BRASKEM'S 2003 CORPORATE EVENTS
CALENDAR: approved, following suggestions made by the Directors, and included as Appendix 1 of this document; 2) 2003-2007 BUSINESS PLAN - approved following analysis and discussion by members of the Board of Directors. The 2003-2007 Business Plan, which includes the 2003 Budget, drafted on 09/30/02, will be monitored periodically as of January 2003 through future Board of Directors' Meetings; 3) PROPOSAL FOR THE REPORT TO ACCOMPANY BUSINESS PLAN - distributed to all members of the Board of Directors for commentary and contributions, which will be submitted by 01/15/03 to the Secretary of the Board, who will be responsible for the consolidation of the comments and redistribution of the final version of the Proposal for approval by the Board at its next meeting on 01/30/03; 4) PROPOSALS SUBMITTED FOR APPROVAL - the following Proposals, which had been submitted previously to the members of the Board of Directors as per Internal Board of Directors Regulations, were approved: A) PD.CA/BAK N(0) 04 - authorize Management to execute all actions necessary to complete the restructuring which involves the companies Economico S.A. Empreendimentos e COPENE Participacoes S.A., as per the terms of the proposal submitted by Management at the Board of Directors' Meeting on April 24, 2002; B) PD.CA/BAK N(0) 05 - form the Permanent Board of Directors Support Committees, as proposed in Appendices 2 and 3, which will become active as of 01/01/03 with the Secretary of the Board of Directors to support such Committees; C) PD.CA/BAK N(0) 07 - approve the Company Insurance and Guarantee Policy, as per the terms of the Proposal's Appendix, giving authorization to Management to negotiate and hire OCS - Odebrecht Administradora e Corretora de Seguros Ltda. to provide the services as per the Policy; and D) PD.CA/BAK N(0) 09 - approve Negotiation Term number 0005688, attached to the Documentation to conduct Swap Transactions between the Company and Banco Votorantim S.A. n(0) A0005688-A.; III) MATTERS OF INTEREST TO THE COMPANY: No topics were presented. IV) ADJOURNMENT AND DRAFTING OF MINUTES - With no further matters to discuss, the minutes were drawn up, read, discussed and signed by all the Directors present, the Chairman and the Secretary. Camacari/BA, December 17, 2002. (Signatures: Pedro Augusto Ribeiro Novis - Chairman; Ana


Sede-Fabrica: Camacari/BA - Rua Eteno, 1561, Polo Petroquimico de Camacari - CEP 42810-000 - Tel.(71) 632.5102
Escritorios: Rio de Janeiro/RJ - Av. Presidente Vargas, n(0) 309, 13(0) andar - CEP 20071-003 - Tel. (21) 516.1515 - Fax (21)233.0476
Salvador/BA - Av. Estados Unidos, 397 - Ed. Cidade do Salvador, salas 216/217 - CEP 40010-020 - Tel. (71) 242.1755

Patricia Soares Nogueira - Secretary; Alvaro Fernandes da
Cunha Filho; Alvaro Pereira Novis; Edmundo Jose Correia Aires; Francisco Teixeira de Sa; Jose de Freitas Mascarenhas; Luiz Fernando Cirne Lima; Margareth Feijo Brunnet; Newton Sergio de Souza; Ricardo Simoes Salim; Sergio Ribeiro da Costa Werlang).




                                           Ana Patricia Soares Nogueira
                                                     Secretary


Sede-Fabrica: Camacari/BA - Rua Eteno, 1561, Polo Petroquimico de Camacari - CEP 42810-000 - Tel.(71) 632.5102
Escritorios: Rio de Janeiro/RJ - Av. Presidente Vargas, n(0) 309, 13(0) andar - CEP 20071-003 - Tel. (21) 516.1515 - Fax (21)233.0476
Salvador/BA - Av. Estados Unidos, 397 - Ed. Cidade do Salvador, salas 216/217 - CEP 40010-020 - Tel. (71) 242.1755



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